Exhibit 10.4

MKS INC.

Restricted Stock Unit Agreement

Granted Under the 2022 Stock Incentive Plan (as amended and restated)

AGREEMENT made _________________ (the “Grant Date”), between MKS Inc., a Massachusetts corporation (the “Company”), and _________________ (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. General. The Company hereby grants to the Participant restricted stock units (“RSUs”) with respect to the number of shares set forth in Exhibit A hereto (the “Shares”) of common stock, no par value, of the Company (“Common Stock”), subject to the terms and conditions set forth in this Agreement and in the Company’s 2022 Stock Incentive Plan (as amended and restated effective May 11, 2026, the “Plan”). The RSUs represent a promise by the Company to deliver Shares upon vesting and settlement.

(a) Definitions. Capitalized terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(ii) “Disability” means either of the following provided that such status results in the Participant being “disabled” within the meaning of Section 409A of the Code (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(iii) “Employ” or “employment” with the Company includes employment with a parent or subsidiary of the Company as defined in Code Section 424(e) or (f), during the time in which such entity is a parent or subsidiary of the Company.

(iv) “Forfeiture” means any forfeiture of RSUs pursuant to Section 2.

(v) “Performance Period” is defined on Exhibit A hereto.

(vi) “Retirement”1 means a voluntary termination of employment by the Participant after he or she is at least age [sixty (60) and has at least ten (10) Continuous Years of Service with the Company ][sixty-five (65) and has at least ten (10) Continuous Years of Service with the Company or after he or she is at least age sixty (60) and has at least fifteen (15) Continuous Years of Service with the Company (“Early Retirement”)]. A Participant’s termination shall not be deemed to be on account of Retirement unless he or she provides the Company with notice of the Retirement at least sixty (60) days in advance of his or her proposed termination date and assists in the orderly transition of duties as requested by the Company. The Company may waive such advance notice requirement in its sole discretion.

(vii) “Vesting Date” is defined on Exhibit A hereto.

[1]

The definition of Retirement as a voluntary termination of employment by the Participant after he or she is at least age sixty-five (65) and has at least ten (10) Continuous Years of Service with the Company or after he or she is at least age sixty (60) and has at least fifteen (15) Continuous Years of Service with the Company (“Early Retirement”) shall apply only to certain officers designated by the Compensation Committee. The definition of Retirement for all other Participants shall be a voluntary termination of employment by the Participant after he or she is at least age sixty (60) and has at least ten (10) Continuous Years of Service with the Company.

(viii) “Continuous Years of Service” means the total number of years of employment since Participant’s most recent date of employment with the Company; provided, however, that if the Participant left or was terminated from employment with the Company and was then rehired, all or a portion of the previous employment period may be included in the Continuous Years of Service according to the Company’s local country practices.

(b) Vesting Period. Subject to the terms and conditions of this Agreement (including the Forfeiture provisions described in Section 2 below), the RSUs shall vest according to the terms set forth in Exhibit A. As soon as practicable after the Vesting Date, but no later than thirty (30) days following the Vesting Date, the Company shall instruct its transfer agent to deposit the Shares subject to the RSUs into the Participant’s existing equity account at Fidelity Stock Plan Services, LLC, or such other broker with which the Company has established a relationship (“Broker”), subject to payment in accordance with Section 6 of all applicable [withholding]2 taxes. Notwithstanding the above, the Shares may be distributed following the date contemplated in this Section 1(b) solely to the extent permitted or required under Code Section 409A and regulations thereunder (“Section 409A”).

2. Forfeiture.

(a) Cessation of Employment.

(i) Except as set forth herein, in the event that the Participant ceases to be employed by the Company for any reason or no reason (except for death, Disability or Retirement), with or without cause, prior to the Vesting Date, all of the Participant’s unvested RSUs shall automatically be forfeited as of such cessation. For purposes hereof, employment shall not be considered as having ceased during any bona fide leave of absence if such leave of absence has been approved in writing by the Company. However, in the event of any leave of absence, the Company may, in its sole discretion, suspend vesting of the RSUs, subject to applicable law and the provisions of Section 409A. The vesting of the RSUs shall not be affected by any change in the type of employment the Participant has with the Company so long as the Participant continuously maintains employment.

(ii) In the event that the Participant ceases to be employed by the Company by reason of death or Disability prior to the Vesting Date, then all of the Participant’s unforfeited RSUs shall become immediately time-vested (but shall, to the extent the Performance Period is not yet complete, remain subject to any performance criteria in Exhibit A) and shall no longer be subject to the Forfeiture provisions under Section 2(a)(i) of this Agreement, with the number of Shares subject to such RSUs that fully vest to be based on the level of achievement of the performance criteria in Exhibit A, which Shares shall be delivered to the Participant as soon as practicable (but no later than thirty (30) days) following the Vesting Date.

(iii) [In the event that the Participant ceases to be employed by the Company by reason of Retirement prior to the Vesting Date, then all of the Participant’s unforfeited RSUs shall become immediately time-vested (but shall, to the extent the Performance Period is not yet complete, remain subject to any performance criteria in Exhibit A) and shall no longer be subject to the Forfeiture provisions under Section 2(a)(i) of this Agreement, with the number of Shares subject to such RSUs that fully vest to be based on the level of achievement of the performance criteria in Exhibit A, which Shares shall be delivered to the Participant as soon as practicable (but no later than thirty (30) days) following the Vesting Date [, provided further that if such Retirement is an Early Retirement and occurs prior to the Vesting Date, then the number of RSUs to be so vested shall be determined by prorating the total amount earned by the portion of the Performance Period during which the Participant was employed.]]3 [In the event that the Participant ceases to be employed by the Company by reason of Retirement prior to the Vesting Date, then (i) if such Retirement occurs prior to the first anniversary of the Grant Date, then all of the Participant’s unvested RSUs shall automatically be forfeited as of such cessation and (ii) if such Retirement occurs on or after the first anniversary of the Grant Date, then all of the Participant’s unforfeited RSUs shall become immediately time-vested (but shall, to the extent that the Performance Period is not yet complete, remain subject to any performance criteria in Exhibit A) and shall no longer be subject to the Forfeiture provisions under Section 2(a)(i) of this Agreement, with the number of Shares subject to such RSUs that fully vest to be based on the level of achievement of the performance criteria in Exhibit A, which Shares shall be delivered to the Participant as soon as practicable (but no later than thirty (30) days) following the Vesting Date.]4

[2]	Delete for employees located outside of the United States.
[3]

Include for only those officers designated by the Compensation Committee. The final bracketed proviso to be included only if such officer’s definition of Retirement includes a definition of Early Retirement.

[4]	Include for all Participants other than those officers designated by the Compensation Committee.

(b) Change in Control.

(i) General. In the event of a Change in Control (as defined below) during the [Performance Period] pursuant to the terms of which consideration is received by holders of Common Stock, the [Performance Period] shall end on the day prior to the closing date of the Change in Control (the “Closing Date”) and the number of RSUs that would have satisfied the performance criteria in Exhibit A, if any, shall be determined on such date based on the [relative TSR] performance using the per share price paid to holders of Common Stock in connection with the Change in Control as the [Ending Price] for the Company, as determined by the Compensation Committee, shall convert into time-vested restricted stock units (the “Converted RSUs”). The Converted RSUs shall vest and shall no longer be subject to the Forfeiture provisions of this Agreement on the Vesting Date, subject to the Participant remaining employed by the Company (or the acquiring or succeeding entity) on such date, and the Shares subject to such Converted RSUs shall be delivered to the Participant as soon as practicable but not later than thirty (30) days following the Vesting Date.

(ii) Certain Terminations Prior to a Change in Control. For the avoidance of doubt, Shares subject to such Converted RSUs held by a Participant who terminated employment prior to the Closing Date on account of death, Disability or Retirement shall, to the extent the RSUs would have vested pursuant to Section 2(a)(ii) or 2(a)(iii), as applicable, be delivered to the Participant as soon as practicable but not later than thirty (30) days following the Vesting Date [,provided that if the Retirement is an Early Retirement and occurs prior to the Closing Date, then the number of Converted RSUs to be so vested shall be determined by prorating the number of Converted RSUs by the portion of the [Performance Period] during which the Participant was employed as provided in Section 2(a)(iii)].

(iii) Certain Terminations Following a Change in Control.

(A)

Termination on Account of Death, Disability or Retirement. To the extent that a Participant terminates employment following the Closing Date on account of death, Disability or Retirement, in each case prior to the settlement of the Converted RSUs, then the Converted RSUs shall, to the extent the RSUs would have vested pursuant to Section 2(a)(ii) or Section 2(a)(iii), as applicable, become vested on the date of such termination of employment and shall no longer be subject to the Forfeiture provisions of this Agreement and the Shares subject to such Converted RSUs shall be delivered to the Participant as soon as practicable but not later than thirty (30) days following such termination of employment [,provided that if the Retirement is an Early Retirement and occurs prior to the Vesting Date, then the number of Converted RSUs to be so vested shall be determined by prorating the number of Converted RSUs by the portion of the Performance Period during which the Participant was employed as provided in Section 2(a)(iii)].

(B)

Termination without Cause or for Good Reason. If, prior to the Vesting Date, and within two years after the Closing Date, the Participant (X) is terminated by the Company without Cause (as defined below) or (Y) terminates the Participant’s employment for Good Reason (as defined below), then the Converted RSUs shall become vested on the date of such termination of employment and shall no longer be subject to the Forfeiture provisions of this Agreement and the Shares subject to such Converted RSUs shall be delivered to the Participant as soon as practicable but not later than thirty (30) days following such termination of employment.

(iv) Notwithstanding the foregoing, if the acquiring or succeeding entity in the Change in Control refuses to assume or substitute the RSUs with the Converted RSUs, then the Converted RSUs shall vest on the Closing Date and shall no longer be subject to the Forfeiture provisions of this Agreement and the Shares subject to such Converted RSUs shall be delivered to the Participant as soon as practicable but not later than thirty (30) days following the Closing Date. In the event the RSUs constitute nonqualified deferred compensation subject to Section 409A, then the vesting and settlement of the RSUs pursuant to this subsection shall be treated as a plan termination pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) and the provisions of such regulation shall be complied with.

(v) For purposes of this section “Change in Control” means the first to occur of any of the following events: (I) any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors; (II) the shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of Common Stock immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger; or (III) the shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which the Company is a member; provided, that, in the event that the RSUs constitute nonqualified deferred compensation subject to Section 409A, such Change in Control is also a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5). For purposes of this Agreement, “Cause” shall mean (I) Participant commits a felony or engages in fraud, misappropriation or embezzlement, (II) Participant knowingly fails or refuses to perform his or her duties in a material way and, to the extent that the Company determines such failure or refusal can be reasonably cured, Participant fails or refuses to effect a cure within 10 days after the Company notifies the Participant in writing of the failure or refusal, (III) Participant knowingly causes, or knowingly creates a serious risk of causing, material harm to the Company’s business or reputation or (IV) Participant breaches, in a material way, Participant’s employment agreement (an “Employment Agreement”), to the extent one exists, Participant’s confidential information agreement or any other material agreement between the Participant and the Company, and to the extent that the Company determines such breach can reasonably be cured, Participant fails or refuses to effect a cure within 10 days after the Company’s notification to the Participant in writing of the breach. For purposes of this section, “Good Reason” shall mean termination of the Participant’s employment by the Participant within 90 days following (I) a material diminution in the Participant’s positions, duties or responsibilities, (II) a material reduction in the Participant’s then current base salary, (III) a material breach of any provision of the Participant’s Employment Agreement, to the extent one exists, by the Company or (IV) the Company changes Participant’s principal place of work to a location more than 50 miles from Participant’s then current principal place of work, unless Participant is on an international assignment, in which case, if, during the term of such assignment, the Company changes Participant’s principal place of work to a location more than 50 miles from the host location specified in his or her international assignment terms, as may be in effect from time to time. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (I) if the Participant shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (II) unless the Participant shall have delivered a written notice to the Company within thirty (30) days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within thirty (30) days of the receipt of such notice.

(c) Clawback. In accepting the RSUs, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future. The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (i) any applicable clawback policy as may be in effect from time to time and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the clawback policy without further consideration or action.

3. Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein; provided that the Participant may transfer the RSUs to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code); provided, further, that any such transferred RSUs shall remain subject to this Agreement (including without limitation the terms of Forfeiture and the restrictions on transfer set forth in this Section 3) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

4. Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

5. Section 409A. To the extent the Participant is or becomes subject to U.S. Federal income taxation, the RSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A and this Agreement shall be construed consistently therewith. Neither the Company nor the Participant shall have any right to accelerate or defer payment under this Agreement except to the extent specifically permitted or required by Section 409A. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A, including that references to “termination of employment” or similar terms shall be considered to be references to a “separation from service” as defined under Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent it deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all awards hereunder qualify for exemption from or otherwise comply with Section 409A; provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award or to guarantee compliance therewith. Any payments described in this Section 5 that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on the New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its affiliates, directors, officers and agents shall have no liability to a Participant, or any other party, if the RSU that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Board, a Committee or its delegates.

6. Withholding Taxes5,6.

(a) The Company’s obligation to deliver Shares to the Participant upon the vesting and settlement of RSUs shall be subject to the satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements (“Withholding Taxes”). In order to satisfy all Withholding Taxes of the Participant’s RSUs, the Participant agrees to the following:

(b) The Participant hereby elects to satisfy all Withholding Taxes obligation that may arise through the retention by the Company of Shares. Accordingly, the Participant hereby instructs the Company, with no further action by the Participant, to deduct and retain from the number of Shares to which the Participant is entitled from the RSUs then vested or scheduled to vest such number of Shares as is equal to the value of the Withholding Taxes. The fair market value of such surrendered Shares will be based on the closing price of the Common Stock on the trading day immediately preceding the Vesting Date. The Participant agrees that in the event the Company withholds RSUs with a value in excess of the maximum amount of social insurance that can be imposed in any particular year, the Company will refund the excess amount in cash to the Participant.

[5]	This section is applicable to employees who are located in the United States. For employees located outside of the United States, Section 6 shall read as follows:

6. Tax Obligations.

(a) Regardless of any action the Company or the affiliate that employs the Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items owed Participant by the Participant is and remains the Participant’s responsibility and that such amount may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant or vesting of the RSUs, the issuance of Shares in settlement of the RSUs, the subsequent sale of Shares, and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items (the “Withholding Taxes”), the Company will withhold through the retention by the Company of Shares. Accordingly, the Participant hereby instructs the Company, with no further action by the Participant, to deduct and retain from the number of Shares to which the Participant is entitled from the RSUs then vested or scheduled to vest such number of Shares as is equal to the value of the Withholding Taxes. The fair market value of such surrendered Shares will be based on the closing price of the Common Stock on the trading day immediately preceding the Vesting Date. Alternatively, or in addition, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations, if any, with regard to all Withholding Taxes by one or a combination of the following; (i) withholding from Participant’s wages or other cash compensation payable to the Participant by the Company, the Employer, or any affiliate, (ii) requiring the Participant to tender a cash payment to the Company or an affiliate in the amount of the Withholding Taxes and/or (iii) any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or under the Plan, approved by the Board or a Committee, provided, however, that to the extent such method includes the sale of Shares in the market, Participant shall have complied in all respects with Rule 10b5-1 promulgated under the Exchange Act. Notwithstanding the foregoing, if the Participant is a Section 16 officer of the Company under the Exchange Act, the Company will withhold Shares from the Shares to be issued upon payment of the RSUs, as described herein, and will not use the other means set forth in this Section 6.

(c) The Company may withhold for Withholding Taxes by considering statutory or other withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer, otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

[6]	For employees located in certain countries outside of the United States, specific local tax law and securities law provisions will also be inserted or added as an addendum to the RSU Agreement.

(c) Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this equity award and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this equity award or the transactions contemplated by this Agreement.

7. Nature of the Grant. In signing this Agreement, the Participant acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except to the extent otherwise provided in the Plan and this Agreement.

(b) The grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past.

(c) All decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company.

(d) The Participant’s participation in the Plan is voluntary.

(e) RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any wage payment, severance, redundancy, or other end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Participant’s employer or arising under any employment agreement.

(f) No voting or dividend or distribution rights apply with respect to the RSUs.

(g) The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(h) If the Participant receives Shares upon vesting and settlement, the value of such Shares acquired on vesting and settlement of RSUs may increase or decrease in value.

(i) In consideration of the grant of RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting and settlement of RSUs resulting from termination of the Participant’s employment by the Company or the Participant’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and his or her employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(j) Other than as otherwise provided in Section 2 of this Agreement, if the Participant ceases to be an employee (whether or not in breach of local labor laws), the Participant’s right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed by the Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Plan, subject to Section 409A.

8. Data Privacy Notice and Consent. By accepting the RSUs, the Participant is consenting to the processing of his or her personal data as follows:

(a) Data Collection and Usage. The Company is located at 2 Tech Drive, Andover, Massachusetts 01810, U.S.A. and grants the RSUs to the Participant at his or her sole discretion. The Company and its subsidiaries collect, process and use the Participant’s personal data, including his or her name, home address, date of birth, social security number, salary, employee identification number, corporate email address and details of all RSUs canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s employer (“Data”). The Company collects the Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Data is the Participant’s consent.

(b) Stock Plan Administration Service Providers. The Company and/or its subsidiaries may transfer Data to Fidelity Stock Plan Services, LLC and its affiliates, which are assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company is based in the U.S. and its service providers are based in the U.S. If the Participant is outside the U.S., the Participant should note that the Participant’s country has enacted data privacy laws that are different from those of the U.S. The Company’s legal basis for the transfer of the Data is the Participant’s consent.

(d) Data Retention. The Company will use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws. This period may extend beyond the termination of the Participant’s employment. When the Company no longer needs the Data, the Company will remove it from its systems to the fullest extent reasonably practicable. If the Company keeps Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan and the Participant’s grant of consent are purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary from or the Participant’s employment with the Participant’s employer; the Participant would merely forfeit the opportunities associated with the Plan.

(f) Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (a) request access to or copies of Data, (b) rectification of incorrect Data, (c) deletion of Data, (d) restrictions on processing, (e) portability of Data, (f) lodge complaints with competent authorities in the Participant’s country, and/or (g) a list with the names and addresses of any potential recipients of Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Company at 2 Tech Drive, Andover, Massachusetts 01810, U.S.A.

9. Miscellaneous7.

(a) No Rights to Employment or Service. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Sections 1 or 2 and Exhibit A hereof is earned only in accordance with the terms of such sections. The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or other service provider for the vesting period, for any other period, or at all.

[7]	For employees located outside of the United States (excluding France and Israel), the following new subsection will be inserted as 9(i) and the remaining subsections will be relabeled (j)-(n).

(i) Appendix. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any additional terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board, a Committee or its delegate.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five (5) days after deposit in first class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(h) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, RSUs granted under the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(i) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(j) Amendment. Except as provided in Section 5, this Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(k) Governing Law; Venue. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within the Commonwealth of Massachusetts, and no other courts, where this grant is made and/or to be performed.

(l) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m) The Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MKS INC.

By:
Name:
Title:
2 Tech Drive
Andover, MA 01810

Participant’s Signature